EXECUTION VERSION
EXHIBIT 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) made this 18th day of August, 2014, by and between Aéropostale, Inc., a Delaware corporation having an office at 112 West 34th Street, New York, New York 10120 (the “Company”) and Julian R. Geiger, residing at 7 Chowning Drive, Malvern, Pennsylvania 19355 (the “Executive”).
WHEREAS, the Company desires to employ the Executive as its Chief Executive Officer; and
WHEREAS, the Company and the Executive wish to enter into this Agreement to set forth the terms and conditions of the Executive’s employment with the Company as hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual covenants and promises made herein, the parties hereto agree as follows:
1. Definitions.
For purposes of this Agreement, the terms listed below shall be defined as indicated.
Aggregate Payment: See Section 6(b).
Base Salary: See Section 2(b)(i).
Board: The Board of Directors of the Company.
Cause: See Section 4(a).
Change of Control: Either (i) the acquisition by any person or entity of, directly or indirectly, Beneficial Ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company representing 33-1/3% (or more) of the total voting power of all of the Company’s then outstanding voting securities; or (ii) a merger or consolidation of the Company in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into, securities (owned by stockholders in substantially the same proportions as their ownership immediately prior to such merger or consolidation) that represent, a majority of the voting power of all of the voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; or (iv) individuals, who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board (provided, further, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board). Notwithstanding anything herein to the contrary, no amount under this Agreement that constitutes “non-qualified deferred compensation” pursuant to Section 409A of the Code (“Code Section 409A”) will be payable upon a Change of Control unless such event constitutes a “change of control event” within the meaning of Code Section 409A and, if such event does not constitute a “change of control event” within the meaning of Code Section 409A, such amount, subject to Section 12(b) (and, in the case of subclause (b) below, Section 7), shall be paid as follows: (a) to the extent the Executive has any right to payment of any Special Bonus calculated and provided under Section 2(b)(ii)(B), any such amount shall be paid within sixty (60) days following the date of the Executive’s termination of employment (or, if earlier, within sixty (60) days following August 18, 2017), and (b) with respect to the payment of any Enhanced Severance Payment, such amount shall be paid on the one hundred thirtieth (130th) day following the Executive’s termination of employment under Section 4(b) or the Company’s termination of the Executive’s employment under Section 4(d).
COBRA: Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
COBRA Coverage: See Section 5(d).
Code: Internal Revenue Code of 1986, as amended.
Common Stock: The $0.01 par value common stock of the Company.
Company Competitor: See Section 8(c).
Compensation Committee: The Compensation Committee of the Board.
Confidential Information: All secret proprietary information of the Company and its Subsidiaries, not otherwise publicly disclosed (except if disclosed by the Executive in violation of this Agreement), whether or not discovered or developed by the Executive, known by the Executive as a consequence of the Executive’s employment or service with the Company at any time (including prior to the commencement of this Agreement) as an employee, agent or director. Without limiting the generality of the foregoing, such proprietary information shall include (a) customer lists, (b) acquisition, expansion, marketing, financial and other business information and plans, (c) research and development, (d) computer programs, (e) sources of supply, (f) identity of specialized consultants and contractors and confidential information developed by them for the Company and its Subsidiaries, (g) purchasing, operating and other cost data, (h) special customer needs, cost and pricing data, (i) manufacturing methods, (j) quality control information, (k) inventory techniques, and (1) employee information; provided that any of such information is not generally known in the industries in which the Company and its Subsidiaries are conducting business or shall at any time during the Employment Period conduct business, including (without limitation) the apparel retailing industry. Confidential Information also includes the overall business, financial, expansion and acquisition plans of the Company and its Subsidiaries, and includes information contained in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not marked or otherwise identified by the Company and its Subsidiaries as Confidential Information, as well as information which is the subject of meetings and discussions and not so recorded.
Disability: The absence, on a full-time basis, of the Executive from the Executive’s duties to the Company for a total of 120 days during any 12-month period of the Employment Period as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

Effective Date: August 18, 2014.
Effective Date Market Cap: See Section 2(b)(ii)(A).
Effective Date Price: See Section 2(b)(ii)(B).
Employment Period: The period commencing on the Effective Date and terminating at the end of the day that is the third anniversary of the Effective Date, unless sooner terminated pursuant to the terms of this Agreement.
Enhanced Severance Payment: See Section 6(a).
Executive Options: See Section 2(b)(iii).
Fiscal Year: The 52 or 53 week period ending on the Saturday closest to January 31 of each calendar year. Fiscal Years shall be referred to herein on the basis of the calendar year which contains 11 months of such Fiscal Year. (For example, “2014 Fiscal Year” means the twelve-month period ending January 31, 2015).
Good Reason: See Section 4(b).
Inventions: Those discoveries, developments, concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and Products and Services of the Company and its Subsidiaries, which such activities and Products and Services are known to the Executive by virtue of the Executive’s employment with the Company and its Subsidiaries.
Omnibus Plan: The Company’s 2014 Omnibus Incentive Plan, as well as any successor plans or other equity-based long-term incentive plans of the Company adopted by the Company’s stockholders after the date of this Agreement; provided, that no such successor or other long term incentive plan or modification to the Company’s 2014 Omnibus Incentive Plan shall contain provisions which may be applied to the compensation set forth in this Agreement in a manner less favorable to the Executive than the provisions of the Company’s 2014 Omnibus Incentive Plan as of the date of this Agreement.
Pre-CIC Period: See Section 6.
Products and Services: All products or services sold, rented, leased, rendered or otherwise made available to its customers by the Company and its Subsidiaries, or otherwise the subject of the business of the Company and its Subsidiaries.
Qualifying Event: Any of the following events: (i) a termination of the Executive’s employment (a) by the Company without Cause pursuant to Section 4(d) of this Agreement, (b) by the Executive for Good Reason pursuant to Section 4(b) of this Agreement, (c) by the Company due to the Executive’s Disability or upon the Executive’s death pursuant to Section 4(c) of this Agreement; or (ii) a Change of Control.
Release: See Section 5.
Restricted Period: The period beginning on the Effective Date and ending on the last day of the twenty-fourth (24th) month after a termination of the Executive’s employment for any reason.
Severance Payment: See Section 5(a).
Special Bonus: See Section 2(b)(ii)(A).

Subsidiary: Any entity of which the Company owns, directly or indirectly, 50% or more of the aggregate voting power of the voting securities.
Target Achievement Date: See Section 2(b)(ii)(A).
Target Price: See Section 2(b)(ii)(A).
2. The Employment Period.
(a) Employment.
(i) Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment, in the position of Chief Executive Officer of the Company. The Executive agrees during the Employment Period to perform to the best of the Executive’s ability, experience and talent those acts and duties and to furnish those services to the Company and its Subsidiaries in connection with and related to such position as the Board shall from time to time direct, provided such acts and directives are consistent with the duties of Chief Executive Officer. Consistent with the Executive’s position as Chief Executive Officer, his duties shall include the right to make all personnel and staffing decisions with respect to Company employees and consultants, subject to Article IV of the Company’s By-Laws. The Executive shall, during the Employment Period, use his best efforts to promote the interests of the Company and its Subsidiaries. During the Employment Period, the Executive shall be nominated to serve as a member of the Board at each annual meeting of the Company’s stockholders.
(ii) During the Employment Period, the Executive’s principal place of employment shall be located at one of the Company’s principal places of business or principal executive offices, wherever located as designated from time to time by the Board, and the Executive shall be provided with secretarial services, an office and similar support services and facilities as appropriate to the Executive’s position and responsibilities. Notwithstanding the foregoing, the Executive may, in his reasonable discretion, from time to time, perform his duties under this Agreement at locations other than the Company’s principal places of business or principal executive offices; provided that his performance of duties in such other locations is in a manner consistent with his position and responsibilities and takes into consideration the needs of the Company.
(iii) During the Employment Period, the Executive shall devote his full business time and best efforts to the business affairs of the Company; however, the Executive may devote reasonable time and attention to:
(A) serving as a director of, or member of a committee of the directors of, any not-for-profit organization or engaging in other charitable or community activities; and
(B) serving as a director of, or member of a committee of the directors of, the corporations or organizations that the Board may from time to time approve (such approval not to be unreasonably withheld) in the future; and
(C) owning and managing personal and family assets, including a family-owned inn in Massachusetts and related or comparable properties and enterprises;

provided that, except as specified above, the Executive may not accept employment with any other individual or other entity, or engage in any other venture which is indirectly or directly in conflict or competition with the then existing business of the Company.
(b) Compensation and Benefits.
(i) Base Salary. The Company shall pay the Executive a Base Salary in the amount of $1,500,000 per annum for each Fiscal Year during the Employment Period. The Base Salary shall be reviewed annually by the Compensation Committee for increase, based upon such criteria as the Compensation Committee shall determine. The Base Salary shall be payable in equal installments pursuant to the Company’s customary payroll policies in force at the time of payment (but in no event less frequently than monthly), less required payroll deductions.
(ii) Special Bonus. During the Employment Period, the Company shall provide the Executive with the Special Bonus arrangement, as defined and described below, and the Special Bonus shall be the sole bonus the Executive will be eligible to receive for his service to the Company during the Employment Period, unless the Compensation Committee determines otherwise in its sole discretion. The Special Bonus shall constitute a Cash Performance Award under the Omnibus Plan and shall be subject to its terms and conditions (provided, that, any conflict between this Agreement and the Omnibus Plan shall be resolved in favor of this Agreement).
(A) Special Bonus Determination. If, during any consecutive period of ninety (90) calendar days during the third (3rd) year of the Employment Period (i.e., August 19, 2016 through August 18, 2017), the average closing price of the Common Stock over such ninety (90) calendar day period is $15.93 or higher (the “Target Price”) (and for purposes of calculating such average closing price, the closing price on the day prior to a day or days on which the applicable stock exchange on which the Common Stock is traded is not open shall be treated as the closing price on such day or days on which the applicable stock exchange is not open), then subject to the Executive’s continued service through the last day of such ninety (90) calendar day period (the “Target Achievement Date”), the Executive shall be entitled to a bonus (the “Special Bonus”) in an amount determined by multiplying (i) the amount, if any, by which the Company’s average market capitalization during such ninety (90) calendar day period exceeds $255,360,600 (the “Effective Date Market Cap”) by (ii) 2.0%. If there is more than one consecutive period of ninety (90) calendar days during the Executive’s continued service during the third (3rd) year of the Employment Period during which the average closing price of the Common Stock equals or exceeds the Target Price (including contiguous periods of more than ninety (90) days), then the ninety (90) calendar day period with the highest average market capitalization will be used to determine the amount of the Special Bonus, and the last date of such ninety (90) day period shall be the Target Achievement Date. The Special Bonus as calculated under this Section 2(b)(ii)(A), if any, will be payable under, and in accordance with, the Omnibus Plan, with the first payment of any such Special Bonus to be made by the Company to the Executive in a cash lump sum equal to the lesser of the full amount of such Special Bonus and $10 million, payable within sixty (60) days following August 18, 2017. Any remaining unpaid portion of such Special Bonus will be paid by the Company in cash to the Executive on the first business day of each subsequent Fiscal Year following the Fiscal Year in which the first payment of such Special

Bonus is made, in an amount equal to the lesser of the then remaining unpaid portion of any such Special Bonus and $10 million, until the full amount of such Special Bonus is paid. The Executive does not need to be employed by the Company upon the scheduled payment date of the Special Bonus in order to receive the Special Bonus payment and, notwithstanding the foregoing, in the event of the Executive’s termination of employment upon or subsequent to the Target Achievement Date, the Company shall make to the Executive the first payment of any such Special Bonus, in a cash lump sum equal to the lesser of the full amount of such Special Bonus and $10 million, within sixty (60) days of the Executive’s termination of employment (or, if earlier, within sixty (60) days following August 18, 2017). For the avoidance of doubt, the Compensation Committee shall not be permitted to exercise discretion, so as to reduce, diminish, eliminate or otherwise affect negatively the Special Bonus.
(B) Impact of a Qualifying Event. Subject to Section 7, if (a) there is a Qualifying Event during the Employment Period and prior to the Target Achievement Date (but not during the first 90 days of the Employment Period) and (b) the closing price of the Common Stock on the last trading date prior to the date of the Qualifying Event exceeds $3.24 (the “Effective Date Price”), then in lieu of the Special Bonus calculated under Section 2(b)(ii)(A), the Executive shall be entitled to a Special Bonus in an amount determined by multiplying (i) the amount, if any, by which the Company’s average market capitalization during the thirty (30) calendar day period immediately preceding the date of the Qualifying Event exceeds the Effective Date Market Cap by (ii) 2.0%. The Special Bonus as calculated under this Section 2(b)(ii)(B), if any, will be payable under, and in accordance with, the Omnibus Plan, with the first payment of any such Special Bonus to be made by the Company to the Executive in a cash lump sum equal to the lesser of the full amount of such Special Bonus and $10 million, payable within sixty (60) days following the date of the Qualifying Event; provided, that if the Qualifying Event is a Change in Control (except as provided in subclause (a) of the Change of Control definition in this Agreement) such payment shall be made immediately upon the effectiveness of the Change in Control. Any remaining unpaid portion of such Special Bonus will be paid by the Company to the Executive in cash to the Executive on the first business day of each subsequent Fiscal Year following the Fiscal Year in which the first payment of such Special Bonus is made, in an amount equal to the lesser of the then remaining unpaid portion of any such Special Bonus and $10 million until the full amount of such Special Bonus is paid.
(C) Adjustments. The Target Price and the Effective Date Price shall be subject to equitable adjustment in accordance with the Omnibus Plan.
(iii) Long Term Incentive Awards. The Executive acknowledges that the Company is under no obligation to grant any equity awards to him other than the equity awards set forth in this Section 2(b)(iii) (the “Executive Options”). The Executive Options will be awarded under, and subject to the terms and conditions of, the Omnibus Plan (provided, that, any conflict between this Agreement and the Omnibus Plan shall be resolved in favor of this Agreement) and the form of Company stock option agreement attached to this Agreement as Exhibit A.
(A) On the Effective Date and simultaneous with the execution of this Agreement, the Company shall grant the Executive an award of options to purchase two million (2,000,000)

shares of Common Stock, with an exercise price equal to the closing price of the Common Stock on the Effective Date.
(B) On the date in March 2015 when the Company makes its normal annual employee equity grants, provided that the Executive is employed by the Company on such date, the Company shall grant the Executive an award of options to purchase one million five hundred thousand (1,500,000) shares of Common Stock (such number of shares subject to equitable adjustment in accordance with the Omnibus Plan to the extent any outstanding awards granted under the Omnibus Plan are adjusted between the Effective Date and the grant date), with an exercise price equal to the closing price of the Common Stock on the grant date. In the event that the Company does not make its normal annual equity grants in March 2015, the Company shall still make the grant set forth in this paragraph to the Executive, unless it is legally prohibited from doing so and, if it is so prohibited, the Company shall make such grant as soon as practicable following the end of such prohibition.
The Executive Options will vest and become exercisable one-third (1/3) on each of the first, second and third anniversaries of the Effective Date, in each case subject to the Executive’s continued service through the applicable vesting date. Notwithstanding the foregoing, subject to Section 7, any then unvested Executive Options will become fully vested and exercisable upon the date of a Qualifying Event (provided, that, in the event of a Qualifying Event that is a Change of Control, such vesting and exercisability shall occur no later than immediately prior to the Qualifying Event, but conditioned on the occurrence of the Change of Control) subject to the Executive’s continued service through such date. Any unvested Executive Options will be forfeited immediately upon the Executive’s termination of his employment with the Company without Good Reason or upon the termination of the Executive’s employment by the Company for Cause. The Executive Options will have a term of seven (7) years from the applicable grant date and any vested Executive Options may be exercised during such seven (7) year term without regard to whether the Executive remains employed by the Company, except that upon the termination of the Executive’s employment by the Company for Cause, any then vested Executive Options may be exercised during the one (1) year period following the date of such termination, but in no event beyond the seven (7) year term.
(iv) Other Benefits. The Executive shall be entitled, during the Employment Period, to participate, on the same basis and to the same extent as other executive employees of the Company, in the Company’s 401(k) plan, any life insurance, health insurance, short-term disability and hospital plans and other fringe benefits or benefit plans presently in effect and hereafter maintained or created by the Company, including, without limitation, the Company’s Long-Term Deferred Incentive Compensation Plan (the “Deferred Compensation Plan”), subject to the terms and conditions thereof. In addition, Executive shall receive an automobile allowance in the amount of $8,500 per year, payable monthly, and first-class (or, if not available, business class) travel for business activities on behalf of the Company. Notwithstanding the foregoing, during the Employment Period, the Executive will not be eligible to participate in the Company’s Supplemental Executive Retirement Plan (frozen) or other retirement programs or policies, other than the Company’s 401(k) plan. During the Employment Period, Company agrees not to reduce the benefits provided to the Executive. The Executive’s prior service as an employee of the Company will be recognized for all purposes under the Deferred Compensation Plan, but will not be recognized for any purpose under any other Company employee benefit plan or program unless otherwise required by applicable law (or, in the case of the Company’s 401(k) plan, the terms and conditions of the plan).
(v) Vacation. The Executive may take such vacation period or periods during each year as shall be consonant with the Executive’s responsibilities and with the Company’s vacation schedule and policies for senior officers, which vacation shall be at least five weeks per calendar year.
(vi) Expenses. Pursuant to the Company’s customary policies in force at the time of payment, the Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by the Executive on the Company’s behalf in the performance of the Executive’s duties hereunder.
3. Exclusive Compensation. In respect of services rendered to the Company during the Employment Period, the Executive shall receive only the compensation set forth in Sections 2, 4, 5 and 6.
4. Termination of the Employment Period. The Employment Period shall continue as described in Section 1 unless earlier terminated:
(a)    By the Company for Cause. The Company may discharge the Executive and terminate the Employment Period upon written notice for Cause. As used herein, “Cause” shall mean any one or more than one of the following:
(i) Gross negligence or willful misconduct of the Executive in the performance of his duties hereunder during the Employment Period,
(ii) The Executive’s conviction of a fraud, felony or crime of moral turpitude during the Employment Period;
(iii) The Executive’s willful failure to follow instructions of the Board, which instructions are material, legal and not inconsistent with the duties assigned to the Executive hereunder, and which failure is not cured within five (5) business days after written notice of such is delivered to the Executive by the Board with respect to failures which are curable; or
(iv) Any breach of any of the material terms of this Agreement by the Executive which is not cured within five (5) business days after written notice of breach is delivered to Executive by the Board with respect to breaches which are curable.
Upon discharge of the Executive for Cause, the Company shall be relieved and discharged of all obligations to make payments to the Executive which would otherwise be due under this Agreement except as to Base Salary and benefits earned for actual services rendered prior to the date of termination, any Special Bonus payable as set forth in Sections 2(b)(ii)(A), and reimbursable expenses under Section 2(b)(vi). Upon any such termination of employment pursuant to this subsection (a), the Executive (or his eligible dependents, as applicable) shall be entitled to elect COBRA continuation coverage to the extent provided by applicable law, provided that the Company may deny the Executive the right to elect COBRA continuation coverage under applicable law with respect to any such termination for Cause that constitutes “gross misconduct” under applicable law.

(b) By the Executive for Good Reason. The Executive may upon written notice terminate the Employment Period for “Good Reason” upon the occurrence of any of the following events:
(i) Any breach of any of the material terms of this Agreement by the Company, or, on or following a Change of Control, any breach of this Agreement by the Company;
(ii) Without the consent of the Executive, a material reduction in the authorities, powers, functions and/or duties attached to the Executive’s position, or, on or following a Change of Control, without the consent of the Executive, any reduction in the authorities, powers, functions and/or duties attached to the Executive’s position, in either case, including, without limitation, no longer being employed as the Chief Executive Officer of a company which continues to maintain, in whole or substantial part, the business of the Company and whose securities are publicly traded on a nationally recognized securities exchange;
(iii) Without the consent of the Executive, the relocation of the principal location of the Executive’s employment to a location more than 25 miles from its current location, unless such relocation is proposed by the Chief Executive Officer; or
(iv) The Executive is removed from or not re-elected to the Board or the office of Chief Executive Officer of the Company.
(c) On the Executive’s Death or Disability. The Employment Period shall terminate, and the Company shall be relieved and discharged of all obligations to make further payment to the Executive after the date of the death or upon the termination of his employment by the Company (made by written notice) due to Disability of the Executive, except as to Base Salary, any Special Bonus payable as set forth in Sections 2(b)(ii)(A) or (B), as applicable and benefits earned for actual services rendered prior to the date of the death or termination of the Executive’s employment and reimbursable expenses under Section 2(b)(vi). Upon any such termination of employment pursuant to this subsection (c), the Executive (or his eligible dependents, as applicable) shall be entitled to elect COBRA continuation coverage to the extent provided by applicable law.
(d) By the Company Without Cause.
The Company may, on thirty (30) days written notice to the Executive, terminate the Employment Period without Cause at any time during the Employment Period.
(e) By the Executive Without Good Reason.
The Executive may terminate the Employment Period at any time upon thirty (30) days written notice to the Company (which the Company may in its sole discretion shorten following its receipt of such notice). In the event of a termination by the Executive pursuant to this subsection (e), the Company shall be relieved and discharged of all obligations to make further payment to the Executive after the date as of which the Employment Period terminates, except as to Base Salary, any Special Bonus payable as set forth in Sections 2(b)(ii)(A) or (B), as applicable, and benefits earned for actual services rendered prior to such date and reimbursable expenses under Section 2(b)(vi). All amounts payable to the Executive under this Section 4, other than any payment of the Special Bonus, shall be paid to the Executive in a single lump sum in cash not later than ten (10) days after the date of termination or as otherwise provided in the applicable plan or program. Upon any such termination of employment pursuant to this subsection (e), the Executive shall be entitled to elect COBRA continuation coverage to the extent provided by applicable law.
5. Severance.
Upon termination of the Employment Period pursuant to Sections 4(b) or 4(d) (but in any event not upon termination of the Employment Period pursuant to Sections 4(a), 4(c), 4(e), 6 or upon expiration of the Employment Period on the third anniversary of the Effective Date) and, subject to Section 7, so long as the Executive executes a mutual general release with the Company in the form attached hereto as Exhibit B (with such changes therein as independent outside counsel selected by the Company and approved by the Executive, which approval shall not be unreasonably withheld, reasonably determines at the time of termination are required to comply with applicable law, a “Release”) in accordance with Section 7 and has not breached any of his representations set forth in Section 9, the Company shall pay or provide to the Executive:
(a) an amount equal to the greater of (i) the amount of Base Salary that would have otherwise been due to Executive through the expiration of the Employment Period (such amount to be calculated based upon his then current Base Salary), and (ii) two (2) times his then applicable Base Salary (or in the event a reduction in Base Salary is the basis for the Executive’s resignation, then the Base Salary in effect immediately prior to such reduction) (the “Severance Payment”);
(b)    any Special Bonus payable as set forth in Sections 2(b)(ii)(A) or (B), as applicable;
(c)    reimbursable expenses pursuant to Section 2(b)(vi), and
(d)    subject to the Executive’s and/or his covered dependents’, as applicable, timely election of continuation coverage under COBRA, and the Executive’s or his covered dependent’s, as applicable, continued copayment of premiums at the same level and cost as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s (or its successors) health and medical insurance plans for the Executive and his covered dependents, in a manner intended to avoid any excise tax under Section 4980D of the Code, for a period though the earlier of (x) the end of the applicable period that the Executive and/or his covered dependents, as applicable, are eligible for continuation coverage under COBRA and (y) the Executive becoming eligible for coverage under the health and medical insurance plans of a subsequent employer (the “COBRA Coverage”).
Subject to Section 12(b), all amounts payable pursuant to Section 5(a) shall be paid to the Executive in a single lump sum in cash on the sixtieth (60th) day after the date of termination and the Special Bonus shall be paid to the Executive as provided in Section 2(b)(ii)(A) or (B), as applicable. In addition, the Executive will also receive any Base Salary, reimbursable expenses and benefits earned for actual services rendered prior to such date payable to the Executive in a single lump sum in cash not later than five (5) days after the date of termination or as otherwise provided in the applicable plan or program.

6. Change of Control.
(a)    Notwithstanding anything to the contrary in Sections 4 or 5, if there is a Change of Control of the Company and either (x) within one hundred twenty (120) days prior to the Change of Control (the “Pre-CIC Period”) or (y) on or within two (2) years after such Change of Control either:
(i)    the Executive is terminated without Cause, or
(ii)    the Executive resigns for Good Reason;
then, subject to Section 7, the Company shall pay or provide to the Executive (A) in lieu of the Severance Payment, a lump sum payment equal to three (3) times the sum of the Executive’s then Base Salary (or in the event a reduction in Base Salary is the basis for the Executive’s resignation, then the Base Salary in effect immediately prior to such reduction) (the “Enhanced Severance Payment”) and (B) the COBRA Coverage. Subject to Section 12(b) (and except as provided in subclause (b) of the Change of Control definition in this Agreement), the Enhanced Severance Payment shall be paid to the Executive in a single lump sum in cash, on the sixtieth (60th) day after the date of termination of the Executive’s employment. Notwithstanding the foregoing, in the event of such termination during the Pre-CIC Period, the amount of the Enhanced Severance Payment will be reduced by any amount of the Severance Payment paid or payable to the Executive in accordance with Section 5 and, subject to Section 12(b), the remaining amount shall be paid to the Executive within five (5) days following the Change of Control. In addition, the Executive will also receive any Base Salary and benefits earned for actual services rendered prior to such date payable to the Executive in a single lump sum in cash not later than five (5) days after the date of termination or as otherwise provided in the applicable plan or program.
(b)    Anything in this Agreement to the contrary notwithstanding, in the event an independent, nationally recognized accounting firm as shall be designated by the Company with the Executive’s consent (which shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that receipt of any payments or distributions by the Company, the person effectuating a Change of Control of the Company, or any companies affiliated with either of them, in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable to the Executive pursuant to this Agreement or any other plan or arrangement (the “Aggregate Payments”) to the “Reduced Amount” (as defined below). The Aggregate Payments shall be reduced to the “Reduced Amount” only if the Accounting Firm determines that the Executive would have a greater “Net After-Tax Receipt” (as defined below) of Aggregate Payments if the Executive’s Aggregate Payments were reduced to the Reduced Amount. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of Aggregate Payments if the Executive’s Aggregate Payments were so reduced, the Executive shall receive all Aggregate Payments to which the Executive is entitled.
The Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations. If the Accounting Firm determines that the Aggregate Payments should be reduced to the Reduced Amount, it shall promptly notify the

Company and the Executive in writing to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 6(b) shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the later of the date of the Executive’s termination or the date of the transaction which causes the application of Section 280G of the Code. The reduction of the amounts payable, if applicable, shall be made by reducing the payments and benefits in the following order: (i) by reducing cash payments that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a); (ii) by reducing payments and benefits due with respect to any equity valued at full value; (iii) by reducing payments that are payable in cash that are valued at less than full value; (iv) by reducing payments and benefits due in respect of any equity valued at less than full value; and (v) by reducing any payments or benefits under any other plan, arrangement or agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to the application of this Section 6(b) which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to the application of this Section 6(b) could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that based upon controlling precedent, substantial authority, a proposed adjustment by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success or an adjustment contained in a statutory notice of deficiency by the Internal Revenue Service against either the Company or the Executive, the Accounting Firm determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
For purposes hereof, the following terms have the meanings set forth below:
“Reduced Amount” shall mean the greatest amount of Aggregate Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Aggregate Payments pursuant to the first paragraph of this Section 6(b).

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws (and including any employment, social security or Medicare taxes, and other taxes (including any other excise taxes)), determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the Change of Control occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s) in which any Payment is expected to be made.
(c)    No payments under this Agreement (other than the payment for COBRA Coverage) shall be subject to mitigation by the Executive and no payment shall be subject to recoupment or set-off on the basis of any claim the Company or any of its affiliates may have or assert against the Executive.
7. Release Requirement. Notwithstanding anything herein to the contrary, any payment or providing of the Special Bonus upon a Qualifying Event in accordance with Section 2(b)(ii)(B) (other than in connection with a Qualifying Event that is a Change of Control), the accelerated vesting of any Executive Options upon a Qualifying Event in accordance with Section 2(b)(iii) (other than in connection with a Qualifying Event that is a Change of Control), the Severance Payment, the Enhanced Severance Payment and the COBRA Coverage shall be subject to the Executive executing and delivering to the Company a fully effective Release within 60 days of the date of termination; provided, that such Release requirement shall be extinguished in the event the Company does not execute and deliver its mutual release of claims against the Executive as set forth in the Release.
8. Inventions, Confidential Information, Covenants and Related Matters.
(a)    All Inventions which are at any time made by the Executive, acting alone or in conjunction with others, (i) during the Employment Period, or (ii) if based on or related to any Confidential Information, made by the Executive within one year after the termination of this Agreement, shall be the property of the Company. The Executive agrees that he shall, at the cost and expense of the Company, execute formal application for United States and foreign patents, and also do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) reasonably necessary or desirable at any time to perfect the full assignment to the Company of the Executive’s right and title (if any) to such Invention.
(b)    Except as required by the Executive’s duties hereunder, the Executive shall not, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions which are the subject of Section 8(a) without the prior written consent of the Board, except as required by law or by a regulatory or governmental body or as may be reasonably appropriate in connection with any litigation relating to this Agreement or the Executive’s service on the Board; provided, however, that prior to any such disclosure in such litigation the Executive, to the extent practicable, provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information. Nothing in this Section 8(b) shall prevent disclosure of information which has been completely disclosed in a published patent or other integrated publication of general circulation, nor shall this Section 8 govern the right to use Inventions for which a patent may have been issued.
(c)    The Executive understands and agrees that Company is engaged in the highly competitive business of specialty retail; that the Company’s success is highly dependent upon the protection of Company’s trade secrets and Confidential Information; that Company has invested considerable resources of its time and money in developing its products, services, staff, good will, procedures, vendor relationships and vendor lists, techniques, training, manuals, records, documents, and other trade secrets and Confidential Information; and that upon and during employment under this Agreement Company has provided and will provide the Executive access to and valuable knowledge regarding Company’s trade secrets and Confidential Information, creating a relationship of confidence and trust between Company and the Executive. The Executive acknowledges and agrees that the use of such trade secrets or Confidential Information, or of the Executive’s expertise or leadership, for the benefit of any business organization that competes with the Company in those retail businesses in which the Company and its Subsidiaries are engaged (or under development by the Company) on the date of termination of Executive’s employment (a “Company Competitor”) would be greatly harmful to Company, and that Company’s willingness to provide the Executive access to its trade secrets and Confidential Information is conditioned upon (i) the protection of Company’s trade secrets and Confidential Information for Company’s sole and exclusive benefit, (ii) the retention of the Executive’s expertise and leadership during the Employment Period for the sole and exclusive benefit of Company (subject to the provisions of Section 2(a)(iii)) and, during the Employment Period and the Restricted Period, not for the benefit of any Company Competitors, and (iii) the protection of Company against the Executive’s use for the benefit of any Company Competitors of the valuable skills the Executive will acquire, develop and/or refine by virtue of employment with Company under this Agreement. Therefore, during the Employment Period and the Restricted Period, the Executive shall not, without the prior written approval of the Company, directly or indirectly, within the United States, become an employee or consultant or otherwise render services to, lend funds to, serve on the board of, invest in (other than as a 1% or less stockholder of a publicly-traded corporation or a private entity through passive investments in hedge funds or private equity funds or similar vehicles) or guarantee the debts of, any Company Competitor. The Executive shall, during the Restricted Period, notify the Company of any change in address and identify each subsequent employment or business activity in which the Executive shall engage during such Restricted Period, stating the name and address of the employer or business organization and the nature of the Executive’s position.
(d)    During the Restricted Period, the Executive shall not, without the prior written approval of the Board, directly or indirectly, (i) solicit, raid, entice or induce any (x) person who presently is, or at any time during the six (6) months immediately prior to the date of termination of Executive’s employment shall be, an employee of the Company or any of its Subsidiaries to become employed by any Company Competitor, or (y) client or customer of the Company to cease, restrict, terminate or otherwise reduce business with the Company or (ii) employ in any Company Competitor, any person who presently is, or at any time during the six (6) months immediately prior to the date of termination of the Executive’s employment, shall be an employee of the Company or any of its Subsidiaries. It shall not be a violation of this Section 8(d), for the Executive to provide a reference upon request for any employee of the Company or any of its subsidiaries with regard to an entity which is not a Company Competitor, or to solicit employees through a non-Company or Company employee targeted advertisement.
9.    No Other Contracts.
The Executive represents and warrants that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which the Executive is a party or by which the Executive is bound; nor shall the execution and delivery of this Agreement by the Executive or the performance of the Executive’s duties and obligations hereunder give rise to any claim or charge against either the Executive or the Company based upon any other contract, indenture or agreement to which the Executive is a party or by which Executive is bound.
10.    Notices.
Any notices or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid to the following addresses:
If to the Company:
112 West 34th Street
22nd Floor
New York, New York 10120
Attention: General Counsel.

If to the Executive:
Julian R. Geiger
7 Chowning Drive
Malvern, Pennsylvania 19355

With copies to:

Julian R. Geiger
2330 Stotesbury Way
Wellington, Florida 33414

and

Julian R. Geiger
40 Central Park South, Apartment 16B
New York, New York 10019.

Mailed notices shall be deemed given when received. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such party shall thereafter be sent.
11.    Indemnification and Insurance; Legal Expenses.
The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Executive reasonable attorney’s fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses), and the Executive will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”), against all costs, charges and expenses incurred or sustained by him in connection with any action, suit, claim, dispute, controversy or proceeding to which he may be made a party by reason of his being or having served the Company or any of its Subsidiaries as a director, officer, employee, advisor or consultant of the Company or any of its Subsidiaries or his serving or having served any other enterprise as a director, officer, employee, advisor or consultant at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement or to the extent the same is a result of a breach by the Executive of his representations in Section 9). The Company covenants to maintain Directors and Officers Insurance providing customary benefits to the Executive for the benefit of the Executive (in his capacity as an officer and director of the Company) during and with respect to the Employment Period.
12.    Code Section 409A.
(a) Although the Company does not guarantee the tax treatment of any payments under this Agreement, the intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with the foregoing. The parties agree that this Agreement shall be modified, to the extent reasonably agreed upon by the parties, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of additional tax, interest and penalties under, Code Section 409A. Any such modification shall maintain the original intent and benefit to the Executive of the applicable provisions of the Agreement, to the maximum extent possible without violating Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A.
(b) Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the Executive’s date of termination the Executive is deemed to be a “specified executive” within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of the Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Regs. Section

1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to the Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay), on the earlier of (i) the date which is six months and one day after the Executive’s separation from service (as such term is defined in Code Section 409A) for any reason other than death, and (ii) the date of the Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.
(c) Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.
(d) Any taxable reimbursement of costs and expenses by the Company provided for under this Agreement shall be made in accordance with the Company’s applicable policy and this Agreement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (x) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(e) Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(f) With regard to any installment payments provided for under this Agreement, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.
13. Miscellaneous.
(a) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.
(b) Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Executive and the Company. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding breach of this Agreement shall operate as a waiver of a succeeding breach of this Agreement.
(c) Binding Effect; Assignment. The rights and obligations of the Company under this Agreement shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties; The rights or obligations of the Executive under this Agreement shall bind and inure to the benefit of the Executive, his heirs and personal representatives. Subject to the Executive providing prior written notice to the Compensation Committee, the Executive’s rights to receive compensation (including, but not limited to, any or all of Base Salary, Bonus and the Executive Options) may be assigned by the Executive to one or more of his family members or to one or more trusts for the benefit of such family members. The Executive’s obligations under this Agreement may not be assigned by the Executive.
(d) Headings. The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(e) Governing Law; Interpretation. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws doctrines. Any action, suit, proceeding, claim, dispute or controversy concerning this Agreement or the subject matter thereof shall be brought in the courts of the State of New York, in New York County, or in the federal courts of the United States within the State and County of New York, to the exclusive jurisdiction of which courts the parties hereto hereby agree. Any service of process in any such action, suit, proceeding, claim, dispute or controversy shall be by delivering the same or by mailing the same (by registered or certified mail, return receipt requested) to the relevant addresses set forth in Section 10 or to such other addresses as may have been designated in writing.
(f) Further Assurances. The Company and the Executive each agrees, at any time and from time to time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.
(g) Severability. The Company and the Executive each acknowledges that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or of differing interpretations by a court of what is fair and reasonable, the Company and the Executive stipulate as follows: if any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute a single agreement.
(i) Dodd-Frank Compliance. Notwithstanding anything herein to the contrary, the Executive agrees that incentive compensation payable to the Executive under this Agreement or any other plan, arrangement or program established or maintained by the Company shall be subject to any clawback policy adopted or implemented by the Company to the extent required under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and such regulations as are promulgated thereunder from time to time and, in such case, only to the minimum extent that the policy must contain such a clawback policy.
(j) Attorneys’ Fees. The Company shall pay the reasonable attorneys’ fees and disbursements incurred on the behalf of the Executive in connection with the negotiation, preparation and execution of the Agreement upon receipt of an invoice for such amounts.

[Remainder of page is intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

AÉROPOSTALE, INC.

By: /s/ Marc D. Miller
Name: Marc D. Miller
Title: Chief Financial Officer

/s/ Julian R. Geiger
JULIAN R. GEIGER

EXHIBIT A

NON-QUALIFIED STOCK OPTION NOTICE
[August 18, 2014]/ [March ___, 2015]

Julian R. Geiger
7 Chowing Drive
Malvern, Pennsylvania 19355

Re: Aéropostale, Inc. Grant of Non-Qualified Stock Option
Dear Julian:
Aéropostale, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Plan”), the Company’s Board of Directors has granted to you an option (the “Option”) to acquire shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as set forth below (the “Option Shares”), subject to the terms and conditions set forth herein and in the Plan:

Number of Option Shares:	[ ]
Date of Grant:	[August 18, 2014]/[March __, 2015]
Exercise Price per Option Share:	$_______
Vesting Dates of the Option:	August 18, 2015 - [ ] shares August 18, 2016 - [ ] shares August 18, 2017 – [ ] shares
Expiration Date of The Option:	[ ]

The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986.
The Option is intended to conform in all respects with and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Certain capitalized terms used herein are defined in the Plan. Inconsistencies between this notice and the Plan shall be resolved in accordance with the terms of this notice.

1.Option.
(a)Term. Subject to the terms and conditions set forth herein and in the Plan, on the date of grant set forth above (the “Grant Date”) the Company granted to you an Option to purchase the Option Shares at the exercise price per Option Share set forth above (the “Exercise Price”), payable upon exercise as set forth in paragraph 1(b) below. The Option shall expire at the close of business on the date set forth above (the “Expiration Date”), which is the seventh anniversary of the Grant Date, without regard to whether you remain employed by the Company, except that upon the termination of your employment by the Company for Cause (as defined in the Employment Agreement between you and the Company dated August 18, 2014 (the “Employment Agreement”)), any vested portion of the Option may be exercised during the one (1) year period following the date of such termination, but in no event beyond the Expiration Date. The Exercise Price and the number and kind of shares of Common Stock or other property for which the Option may be exercised shall be subject to adjustment as provided in the Plan.
(b)Payment of Option Price. Subject to paragraph 2 below, the Option may be exercised in whole or in part upon payment of an amount (the “Option Price”) equal to the product of (i) the Exercise Price and (ii) the number of Option Shares to be acquired. Payment of the Option Price shall be either in cash or in any other manner set forth in Section 6.5 of the Plan, and by delivery of this notice the Committee has hereby permitted each of the exercise methods set forth in Section 6.5.
2.Exercisability/Vesting and Expiration.
(a)    Normal Vesting. The Option granted hereunder may be exercised only to the extent it has become vested. The Option shall vest in increments of [        ] shares on each of the first and second anniversaries of the Grant Date and shall become fully vested in the remaining [        ] shares on the third anniversary of the Grant Date, as indicated by the Vesting Dates of the Option set forth above, subject to your continued Service through each vesting date.
(b)    Normal Expiration. In no event shall any part of the Option be exercisable after the Expiration Date.
(c)    Effect on Vesting and Expiration of Employment Termination. Notwithstanding paragraphs 2(a) and (b) above, the following special vesting and expiration rules shall apply if your Service with the Company terminates prior to the Option becoming fully vested and/or prior to the Expiration Date:
(i)Death or Disability. If you die or are terminated by the Company due to a Disability (as defined in the Employment Agreement), then the Option shall (immediately as of the date of your death or your termination as a result of Disability) become vested and fully exercisable as to all of the Option Shares through the Expiration Date.
(ii)Termination without Cause or for Good Reason. If your employment is terminated by the Company without Cause or by you for Good Reason (as defined in the Employment Agreement), then the Option shall become vested and fully exercisable (immediately as of the date of your employment termination) as to all of the Option Shares through the Expiration Date.
(iii)Termination for Cause.    If your employment is terminated by the Company for Cause, then (A) any portion of the Option that has not yet vested shall expire and be forfeited and cancelled immediately upon such termination and (B) the portion of the Option that is then vested and exercisable shall be exercisable for one (1) year from the date of your termination, but in no event beyond the Expiration Date.
(iv)Other Termination. If your employment is terminated by you without Good Reason, then unless otherwise determined by the Committee, (A) any portion of the Option which has not yet vested shall expire and be forfeited and cancelled immediately upon such termination and (B) the portion of the Option that is then vested and exercisable shall be exercisable through the Expiration Date.
(v)Change of Control. If there is a Change of Control (as defined in the Employment Agreement), then the Option shall become vested and fully exercisable (immediately prior to the Change of Control, but conditioned on the occurrence of the Change of Control) as to all of the Option Shares through the Expiration Date.
3.Procedure for Exercise. You may exercise all or any portion of the Option, to the extent it has vested and is outstanding, at any time and from time to time prior to the Expiration Date, by delivering written notice to the Company, together with payment of the Option Price in accordance with the provisions of paragraph 1(b) above. The Option may not be exercised for a fraction of an Option Share.
4.    Withholding of Taxes. You may elect to deliver shares of Common Stock (or have the Company withhold Option Shares acquired upon exercise of the Option) to satisfy, in whole or in part, the amount the Company is required to withhold for taxes in connection with the exercise of the Option. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable. The Fair Market Value of the shares to be withheld or delivered will be determined as of the date the amount of tax to be withheld is determined.
5.Miscellaneous. This agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any exercise notice or other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and you with respect to the subject matter hereof. You may assign all or a portion of the Option to one or more “family members” (as defined for purposes of the Form S-8 registration under the Securities Act of 1933) including to one or more trusts for the benefit of family members (each such family member or trust, a “Family Member”); provided however, that you give prior written notice to the Committee of any such assignment, which notice shall include the following information: (i) the Family Member(s) to whom you will assign all or a portion of the Option; (ii) the number of Option Shares subject to the Option that will be assigned to the Family Member(s); (iii) the vested states of the Option or portion of the Option to be assigned; and (iv) the date of assignment. No such assignment shall be valid unless and until the Family Member(s) acknowledge and agree in writing that (a) you have not received and will not receive, and no Family Member has paid or will pay, any value as consideration for such assignment, (b) that you and the Family Member(s) shall continue to remain bound by all of the terms and conditions of the Plan and this agreement, and (c) the Company’s rights and obligations under the Plan and this agreement with respect to the Option shall not be affected by such assignment. The Option and the Option Shares shall not be subject to any incentive compensation clawback or recoupment policy, other than a policy required to be adopted by the Company under Dodd-Frank (as defined in the Employment Agreement) and, in such case, only to the minimum extent that the policy must contain such a clawback or recoupment provision. Neither the Company nor any of its Affiliates guarantee the current or future value of the Option or the performance of the Common Stock underlying the Option.

Very truly yours,
AÉROPOSTALE, INC.
By:
Name:
Title:

Accepted as of this ______ day of ______ 2014.

Signature:__________________________
Print Name:

EXHIBIT B

MUTUAL RELEASE AGREEMENT

This Mutual Release Agreement (the “Agreement”) is the release referred to in Sections 5 and 7 of the Employment Agreement dated August 18, 2014, (the “Employment Agreement”) between Aéropostale, Inc. (the “Company”) and Julian R. Geiger (the “Executive”). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

1.	(a) Effective ________, 20___ (the “Effective Date”), the Executive’s active employment with the Company terminated.

(b) As consideration to the Executive for this Agreement, the Company agrees to pay the Executive severance payments and benefits in accordance with the terms of the Employment Agreement; provided, that the Executive does not exercise his right of revocation under Section 8 hereof.

2.
The Executive hereby acknowledges and affirms that he will comply in all respects with all of his continuing obligations under the Employment Agreement, including, without limitation, Section 8 of the Employment Agreement and the Company confirms that it will comply with all of its continuing obligations under the Employment Agreement.

3.
(a) As a material inducement to the Company to enter into the Agreement; in consideration of the Company’s obligations under the Agreement and the Employment Agreement; and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Executive, the Executive hereby irrevocably, unconditionally and generally releases, discharges, and covenants not to sue or bring any claim, action, lawsuit or complaint of any nature whatsoever against the Company and/or each of its affiliates, parents, subsidiaries, related companies, divisions, and its and their past and present officers, directors, employees (solely in such officer’s, director’s or employee’s capacity with such entity and not in their individual capacities), and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, “Company Releasees”), from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, whether known or unknown, from the beginning of time until the date hereof (collectively, “Executive Claims”).

(b)The Parties intend this release to be general and comprehensive in nature and to release all Executive Claims against the Company Releasees to the maximum extent permitted at law.  Executive Claims being released include, without limitation, any and all claims:  (i) arising out of or in any way related to the Executive’s employment with the Company or the termination of the Executive’s employment with the Company; (ii) pursuant to any contract, express or implied, written or oral; (iii) for wrongful dismissal or termination of employment; (iv) arising under any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination on the basis of age, race, color, religion, disability, sex, sexual orientation, national origin, or citizenship, including, without limitation, Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. sec. 2000 et seq., the Employee Retirement Income Security Act, 29 U.S.C. sec. 1001 et seq.,  the Americans With Disabilities Act, 42 U.S.C. sec. 1210 et seq., the Family and Medical Leave Act , 29 U.S.C., sec. 2601 et seq., the Civil Rights Act of 1991, the New York State Human Rights Law, all as amended, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; without limiting the generality of the foregoing, the Executive hereby waives and releases any rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, or to any statutes, regulations or ordinances of any state or governmental entity, all of which have been, could be or could have been asserted by the Executive or on his behalf (and all of which have been, would be or would have been disputed by Company Releasees); (v) for tort, tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; (vi) for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief; and (vii) arising out of or in any way related to any transactions, occurrences, acts, statements, disclosures or omissions occurring prior to the date of the Agreement; provided, however, that this release specifically excludes any Executive Claims relating to the performance or enforcement of this Agreement; and further provided that the Executive’s rights to indemnification and to be held harmless under the Employment Agreement or otherwise shall remain in effect and not subject to any release.

4.
(a) As a material inducement to the Executive to enter into the Agreement; in consideration of the Executive’s obligations under the Agreement and the Employment Agreement; and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Company, the Company on behalf of itself and, to the extent permitted by applicable law, each of its affiliates, parents, subsidiaries, related companies, divisions, and its and their past and present officers, directors and employees (solely in such officer’s, director’s or employee’s capacity with such entity and not in their individual capacities), and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing, hereby irrevocably, unconditionally and generally releases, discharges, and covenants not to sue or bring any claim, action, lawsuit or complaint of any nature whatsoever against the Executive and/or any of his heirs, executors, administrators, receivers, successors or assigns (collectively, “Executive Releasees”) from and with respect to any and all actions, causes of action, suits, liabilities, claims, and demands whatsoever, whether known or unknown, from the beginning of time until the date hereof (collectively, “Company Claims”).

(b)The Parties intend this release to be general and comprehensive in nature and to release all Company Claims against the Executive Releasees to the maximum extent permitted at law.  Company Claims being released include, without limitation, any and all claims:  (i) arising out of or in any way related to the Executive’s employment with the Company or the termination of the Executive’s employment with the Company; (ii) pursuant to any contract, express or implied, written or oral; (iii) for termination of employment; (iv) arising under any

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federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship; (v) for tort, tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander; (vi) for damages, including, without limitation, punitive or compensatory damages, or for attorneys' fees, expenses, costs, wages, injunctive or equitable relief; and (vii) arising out of or in any way related to any transactions, occurrences, acts, statements disclosures or omissions occurring prior to the date of the Agreement; provided, however, that this release by its terms specifically excludes any Company Claims (A) relating to the performance of this Agreement or (B) arising out of any act or omission by Executive that would constitute (x) fraud or embezzlement, or (y) a felony under applicable state, Federal, local or foreign law, unless the Company had actual knowledge on the Effective Date of any such fraud, embezzlement or felony.

5.
The provisions of this Agreement are severable, and if any provision or term, or part of provision or term of this Agreement is declared or determined by a court to be illegal or invalid, the validity of the remaining parts, provisions or terms shall not be affected thereby, and said illegal or invalid part, provision or term shall not be deemed to be a part of this Agreement.

6.
Nothing contained in this Agreement or the fact that the Company has signed this Agreement shall be considered as an admission or suggestion of any liability of the Company to the Executive, and the Company specifically disclaims any liability for any wrongful acts against the Executive on the part of itself, its employees or agents. Nothing contained in this Agreement or the fact that the Executive has signed this Agreement shall be considered as an admission or suggestion of any liability of the Executive to the Company, and the Executive specifically disclaims any liability for any wrongful acts against the Company on the part of itself, its employees or agents.

7.	The Company and the Executive each agree to bear its and his own costs, expenses, attorneys’ fees and other expenditures incurred in connection with this Agreement.

8.
The Executive will have no more than twenty-one (21) days following the date he received this Agreement to consider this Agreement. This Agreement shall not become effective until the eighth (8th) day following the Executive’s execution hereof. The Executive shall have the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement, by giving written notice of such revocation to the Company. The effective date of this Agreement shall be the eighth (8th) day after the Executive signs and has not revoked this Agreement (the “Effective Date”).

9.
The terms of this Agreement (a) represent the entire agreement of the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof, (b) may not be modified, amended or supplemented except by an agreement in writing signed by both parties hereto; (c) shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, heirs, assigns and successors; and (c) shall be governed by, and construed in accordance with, the laws of the State of New York (regardless

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of the laws that might otherwise govern under applicable principles of conflicts of laws) and venue and jurisdiction of any disputes arising pursuant to this Agreement shall be proper in any court sitting in New York County, New York.

10.
THE EXECUTIVE ACKNOWLEDGES AND REPRESENTS THAT HE HAS READ THIS AGREEMENT AND FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT AND THAT HE HAS BEEN ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY, AND HE HAS HAD SUFFICIENT OPPORTUNITY TO REVIEW THIS AGREEMENT AND TO CONFER WITH HIS ATTORNEY BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE IS VOLUNTARILY AND KNOWINGLY ENTERING INTO THIS AGREEMENT.

AÉROPOSTALE, INC.
BY:
Name:
Title:
DATE:

JULIAN R. GEIGER
DATE:

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